Exhibit 99.1

 FOR IMMEDIATE RELEASE

FuelCell Energy Announces Jason Few as New President and Chief Executive Officer

DANBURY, CT – August 20, 2019- - FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced the appointment of Jason Few as its new President and Chief Executive Officer, effective as of August 26, 2019. Few joined the FuelCell Energy Board of Directors in November 2018. Few, along with the Company’s executive leadership team, will be responsible for the revitalization and advancement of FuelCell Energy, including its ongoing restructuring efforts, its efforts to enhance commercial activity, and its efforts to improve operational effectiveness.

Few has over 30 years of experience increasing enterprise value for global Fortune 500 companies, as well as privately held technology, telecommunication, and energy firms. In his past experience as a President and CEO, Few has developed strategic plans to capture growth, architected a billion-dollar turnaround, divested non-core assets, built and developed leadership teams, deleveraged balance sheets, invested in new capabilities, reinvigorated the brand and strengthened customer relationships. Through his work on public, private and nonprofit boards, he brings deep corporate governance experience, capital allocation discipline, and the ability to ensure strategic alignment.

Commenting on his appointment, Few said “It is a privilege to be asked by the Board to lead FuelCell Energy through its continued transformation. FuelCell Energy is well positioned to fully participate in the global clean energy future. FuelCell Energy has a fantastic business, a talented team and market leading clean energy technology.” Few, age 53, previously served as President of Sustayn Analytics, a data visualization and analytics company focused on the waste and recycling industries. James H. England, Chairman of the FuelCell Energy Board, added “Jason has been an important contributor during his time on the Board of Directors, significantly bolstering our efforts to strengthen the Company and put FuelCell Energy in a position to deliver on its $2 billion backlog. Speaking on behalf of the entire Board of Directors, we are pleased to have Jason’s commercial and leadership experiences driving the Company forward and are excited to work with Jason as the President and Chief Executive Officer.”

Few added, “During the balance of the calendar year, our team will be focused on executing in a number of critical strategic areas. At the highest level, we certainly want to reinvigorate our customer relationships and the FuelCell Energy brand and to promote fuel cells as a solution going forward in the global clean energy space. More tactically, domestically, we are focusing on reinvigorating our sales efforts, including a renewed focus on behind-the-meter opportunities. We recently discussed our relaunch of our sub-megawatt solution in Europe, and this is expected to be part of a broader effort to re-engage the international markets, including Asia and Europe. We also plan to continue to develop fuel cell technology for major advanced technology initiatives, especially in the area of carbon capture, collaborating with third parties on funded programs. We also intend to instill a culture based around lean principles, focus on operational effectiveness, maintain our focus on fiscal discipline, and continue to work to optimize our capital structure. Lastly, we plan to make FuelCell Energy a vibrant place to work, one where our team members can take pride in what they accomplish and grow professionally. Collectively, these will build the foundation of a stronger, more successful FuelCell Energy going forward.”

Few will continue to serve on the board of FuelCell Energy as a non-independent director. The FuelCell Energy Board is currently evaluating its composition given Mr. Few’s appointment, and expects to expand its membership in the coming months. He also serves on the boards of Marathon Oil Corporation (MRO), Memorial Hermann Health System, and the American Heart Association.

Jennifer Arasimowicz will remain in her role as General Counsel, Corporate Secretary, Executive Vice President, and Chief Commercial Officer, and, along with the Company’s Executive Vice President, Treasurer, and Chief Financial Officer, Michael Bishop, the Company’s Executive Vice President and Chief Operating Officer, Michael Lisowski, and the Company’s Executive Vice President and Chief Technology Officer, Anthony Leo, will report directly to Mr. Few. The roles of Chief Restructuring Officer, held by Laura Marcero, and Deputy Chief Restructuring Officer, held by Lee Sweigart, will remain, and, effective as of August 26, 2019, they will report to both the Board of Directors and Mr. Few, as Chief Executive Officer of the Company.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results, statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology, and statements regarding the Company’s strategic focuses and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans, business and strategic plans, refinancing and restructuring plans, and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy. We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage. With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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